CERTIFICATE OF AMENDMENT
                                     TO THE
                              CERTIFICATE OF TRUST
                                       OF
                           FLOATING RATE MASTER TRUST


The undersigned certifies that:

1. The name of the business trust is Floating Rate Master Trust (the "Business Trust").

2. The amendment to the Certificate of Trust of the Business Trust set forth below (the "Amendment") has been duly authorized by the Board of Trustees of the Business Trust pursuant to the authority granted to the Trustees of the Business Trust under ss.3810(b) of the Delaware Business Trust Act (12 Del.C. ss.3801 et seq.) (the "Act") and pursuant to the authority set forth in the governing instrument of the Business Trust.

3. The first Article of the Certificate of Trust is hereby amended to read as follows:

                  1.  NAME:   The name of the business trust is "Franklin
                              Floating Rate Master Trust."

4. Pursuant to ss.3810(b) of the Act this Certificate of Amendment to the Certificate of Trust of the Business Trust shall become effective immediately upon filing with the Office of the Secretary of State of the State of Delaware.

            IN WITNESS WHEREOF, the undersigned, being a Trustee of the Business Trust, has duly executed this Certificate of Amendment this 21st day of March, 2000.



                                          /s/ S. Joseph Fortunato
                                          --------------------------
                                          Name:
                                                Trustee